Exhibit 99.1

Confidential – JDS Uniphase Conference Call Script -- 07/26/01

JOZEF

Welcome to all of you on this call. I am joined by Greg Dougherty, our Chief Operating Officer, and Tony Muller, our Chief Financial Officer. This afternoon we would like to discuss with you our fourth quarter and year-end results and offer our perspective on our markets and the actions we are taking to deal with the present downturn and prepare for future growth. Before we get into the details of the quarter, I would like to emphasize that we remain positive about the optical telecommunications market. While the downturn is exceptionally severe, it does not affect my conviction that the telecommunications market will return to a healthy growth industry in the future and that conviction guides our strategic vision as we create an even stronger company. Now let me ask Tony to review the safe harbor statement and then Greg and I will provide a market and business report before Tony covers the financials.

TONY

FORWARD LOOKING LANGUAGE

We would like to advise you that our report and the discussions we will have today will include “forward looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward looking statements are all statements we make, other than those dealing specifically with historical matters (that is our historical financial results and any statements we make about the conduct of our business, operations and finances up to this moment). Our forward looking statements include any information we provide on future business operations and guidance regarding the future financial performance of the Company and any information regarding the likelihood, timing, cost and any benefits of the business restructuring activities we discuss today. All forward looking statements mentioned are subject to risks and uncertainties that could cause the actual results to differ, possibly materially, from those projected in the forward looking statements. Some, but not all, of these risks and uncertainties are discussed from time to time in the press releases and securities filings of the company with the SEC, particularly the “Risk Factor” section of our Form 10-Q filed for the quarter ended March 31, 2001.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JOZEF

MARKET OVERVIEW

Thank you Tony.

It certainly has been an exciting and challenging twelve months. Our revenue for the fiscal year ended June 30th was $3.2 billion, 83% above pro forma revenue of $1.8 billion in fiscal 2000. Yet fourth quarter revenue was $601 million, down 35% sequentially. This indicates just how strong our markets were only a few months ago. The ensuing downturn struck very quickly and our reaction was immediate and decisive. The Global Realignment Program is necessary to restructure our Company and integrate our operations more efficiently without sacrificing customer service and research and development activities. The scope of this program has been expanded given the severity of the downturn but I think it is important to note that the most important aspect of this program is the strength of the core company that is being recreated.

Our goal is to emerge from this industry downturn as the industry leader:

  in technology
  in products
  in cost structure
  in financial strength

Given our research and development capabilities, our customer relationships and our sound financial position, we believe that we are in a position to achieve this goal with the strong management team we have in place.

Before Greg and Tony give you the detailed operational and financial overview, I would like to talk about the market environment, offer a broad review of the Global Realignment program, and provide a product and technology update that encompasses the customer activity we are pursuing to remain a leader in our industry.

Turning to the market, let me comment on some of the topics that are on everyone’s minds.

First, the much discussed topic of carrier-level capital expenditures. As you have heard, carriers have adjusted their spending levels for a number of reasons, including: excess capacity in the market, constrained capital markets, decreasing competition, the rationalization of the industry structure and their need to show a return on investment. The immediate impact has been a slowing of equipment purchases as the carriers improve their utilization of existing capacity. Clearly we are seeing the effect of this in our order flow and we have yet to see positive signs of this trend reversing.

In addition to reduced carrier-level capital expenditure, inventory levels remain high at our customers. Both of these factors impact the level of our customers’ purchases from us. It is hard to predict when the inventory situation will correct itself but we believe that our strong design win activity will contribute to future sales growth as the technology moves forward even in this environment.

Geographically, European markets have followed the North American trends and we have seen our European customers slow purchases as well.

Metro and switching continue to be the bright spots in the market, and while they are growing from a small base, we believe we are well positioned with strong product presence in both markets. In fact, we have dedicated 25% of our R&D dollars to the metro market.

Finally, we get a lot of questions about the pricing environment. While our customers are always asking for lower prices and the competition is fierce, we do see increased emphasis being placed on providing higher value for the same dollar. Our philosophy always has been to maintain a low cost structure so that we can continue to meet our customers’ pricing needs and build our position in their next-generation systems at the same time. For customers, pricing is only one aspect of component supply. Ideally, customers want to limit their number of vendors to consolidate qualification efforts and they want assurance that their suppliers are going to be around in the years to come. By offering contracts covering a portfolio of products and superior price performance, we believe that JDS Uniphase has an enviable position in the component industry.

Our response to this market environment is our Global Realignment Program. In the execution of this program we are taking measures to build for the future. Last quarter we outlined for you the scope of the program, however the severity of the downturn has forced us to expand its scope. We believe that the additional steps that we have announced today will generate now an aggregate of $700 million in annual cost savings, a research and development budget greater than 12% of sales and reductions in our employee base from approximately 29,000 at the beginning of the calendar year to 20,000 currently and then to 13,000 employees. We will also decrease our square footage by almost two million square feet, from 6.3 million to 4.4 million square feet. Combine that with $1.6 billion in cash, money market instruments and other highly liquid fixed income securities and essentially no debt and we feel that we have a strong financial position. While this realignment has been very difficult for everyone at JDS Uniphase, we are energized by the strength of the company that we believe will emerge from this downturn.

Now let me turn to how we are capturing opportunities through customer activities and new products to position ourselves for the upturn in the market.

First, we are engaging with customers at every level of the organization. We have a global direct sales force that provides very individualized attention for all of our customers. In the near term, we are working with them to meet their current needs while continuing to define requirements for their next generation systems. Our product development activities continue to move ahead based on the positive reception our newly introduced products have been receiving. Let me quickly remind you of some of the products we’ve introduced in the last six months:

Industry's highest powered uncooled 980 nm pump laser and uncooled microamplifier

Industry's highest power Raman pumps

New OC-48 and OC-192 transponders to create the industry's most complete family of transponder products

And a family of products for 40 Gb/s systems including 40 Gb/s modulators, dynamic gain equalizers, and tunable dispersion compensator

We believe that new products will propel us out of this downturn and our design win activity continues to be strong; in fact it is not experiencing any slowing in this environment.

I would also like to comment briefly on our new management team. In addition to Greg, I work very closely with Don Scifres, Scott Parker, Tony Muller, Yves Dzialowski, Mike Phillips, and Fred Leonberger. This talented group of individuals has melded into an executive team that is decisive and results-oriented, helping JDS Uniphase to become a better partner for its customers and a stronger corporate entity. This team has made many difficult choices as we realign our business to be profitable at a lower revenue level without sacrificing customer service and future growth, and I am proud to work with them.

Personally I remain positive about the future. Our market will eventually recover and grow again, as the demand for bandwidth continues to grow. In the near term, this environment is opportunistic and it is giving JDS Uniphase a chance to prove that it will be a strong leader in optical components for years to come. Our customers need a worldwide partner that can offer a broad range of components and subsystems, collaborate on research and development, ensure manufacturing volumes, and provide long-term staying power and financial strength. We believe that JDSU is just such a partner and we expect to turn adversity into opportunity to come out of this downturn with key positions in the next-generation systems that will be introduced over the next twelve to eighteen months.

Greg....

GREG

Thank you Jozef.

Through our Global Realignment Program we have greatly accelerated our integration efforts at JDS Uniphase while restructuring the company to be aligned with the current market environment.

We have four guiding principles behind our restructuring:

  To insure that our employees are treated with dignity and respect;
  To better integrate JDS Uniphase so that we are able to present a single company which offers value added solutions to our customers;
  To align our cost structure with market realities;
  To insure that JDS Uniphase remains positioned as the industry leader when we exit this industry downturn in terms of:
  Technology
  Product line
  Cost structure
  Financial position

We are convinced that JDS Uniphase has the people, technology and the financial resources to make this happen.

I'd like to provide you with additional details on the Global Realignment Program, as well as an update of what we have accomplished to date.

First, we are reorganizing how we manage the company to be more market driven and to leverage synergies. Modules and subsystems have become our customers’ top priority and we are adjusting our management structure to further prioritize these areas, as well as increase our focus on the high growth areas of metro and switching. We believe that by aligning our product development activities and the efforts of our considerable sales force, we can present a clearer, more integrated company to our customers and provide even more solutions to them in the future.

Turning to research and development, we are increasingly taking a corporate wide, strategic view of research and development priorities as we allocate dollars and engineering talent to projects. As we evaluate these projects, we will be leveraging the breadth and strength of our technology bases to provide more integrated solutions for our customers. A resulting corollary is that we must decide on what not to do, and lower priority, overlapping projects are being cancelled. Our projected R&D budget will remain greater than 12% of sales, which is greater than the revenue of many of our competitors.

In manufacturing, we are consolidating our sites into global centers of excellence. Clearly this will improve our capacity utilization but it has additional benefits. Consolidation will also facilitate our ability to standardize our business processes and simplify our supply chain management and qualification procedures. These steps will considerably improve the cost structure of our manufacturing. Importantly, we are building on our strength in China and accelerating the transfer of manufacturing to our Shenzhen facility. Additionally we continue to move forward with our automation initiatives by prioritizing projects based on the strategic decisions being made in relation to research and development. We also continue to utilize manufacturing partners where it makes sense.

By leveraging our extensive Oracle ERP system, we are implementing a shared service initiative to better serve our customers and to reduce costs. We will create a centralized customer service organization to allow our customers to place a single purchase order with a single person for any JDS Uniphase product manufactured anywhere in the world. We will also be centralizing our general accounting functions. In addition, we will use our Oracle tools as a means to leverage our purchasing clout by negotiating more blanket purchase agreements with our key suppliers.

Finally, we have established an operations strategy group that now consolidates supply chain management, automation, quality and facilities into one corporate team led by one of our most capable and experienced operations executives. We expect unified leadership and common business processes implemented across the Company will allow us to realize gains in effectiveness and efficiency while completing our transformation into the one-company that relentlessly focuses on continuous improvement in quality, efficiencies and customer satisfaction.

Now let me update you on what we have already accomplished with the Global Realignment Program. The program is being executed in multiple phases, both because some of our earlier decisions were more obvious and because our anticipated sales levels were higher than we can now forecast. This first phase, now complete, will result in almost $300 million in annual savings. This process reduced our employee count by approximately 9,000 people and we have identified and are in the process of closing 9 operations and 25 buildings, or approximately 1.2 million square feet. The operations being closed are in the following locations: Asheville, North Carolina; Bracknell, England; Freehold, New Jersey; Hillend, Scotland; Oxford, England; Richardson, Texas; Rochester, New York; Shunde, China and Taipei, Taiwan. We exceeded the original targets of the program that we previously announced because of the leadership and teamwork of managers throughout JDS Uniphase.

With the change in the level of our business and the insights and opportunities we found throughout the Company we have expanded the scope of the Global Realignment Program. We now expect to generate an additional $400 million in annual savings. This second phase of the Global Realignment Program, which is partially completed, will result in a further reduction of approximately 7,000 employees and 800,000 square feet of facilities.

JDS Uniphase assembled an incredible technology base and grew rapidly by expanding capacity as customer demand grew explosively. We are now building what we believe will be an even stronger company. I continue to be impressed and energized by the talent, energy, enthusiasm and professionalism of the JDS Uniphase team, and its unceasing dedication to customers. We are all saddened by having to ask so many people to leave our company during these difficult times and we are doing the most we can to treat all of them in the best way possible. The people of JDS Uniphase represent one of the strongest forces in the optical component and subsystem industry. These painful and difficult, but necessary, steps will insure that JDS Uniphase remains a market leader.

Jozef.

JOZEF

Thank you Greg. Now Tony will take you through the fourth quarter and fiscal year and our guidance for future periods.

TONY

NUMBERS FOR THE QUARTER

Our fourth quarter results were consistent with our guidance as we reported sales of $601 million for the quarter and we reported $3.2 billion in sales for the fiscal year ended June 30, 2001.

The $601 million in sales for the quarter was down 35% sequentially from the third quarter and down 6% from pro forma combined sales of $641 million in the fourth quarter of fiscal 2000 (pro forma including the separately reported results of E-TEK).

The $3.2 billion compares to the $1.8 billion in pro forma sales last year. It was a year of growth, although in recent quarters our sales have declined because of the severe downturn in our industry.

Alcatel was our only 10% customer for the quarter. Customers over 10% for the year were Alcatel at 12.3%, Lucent at 10.0% and Nortel at 14.1%.

Our book to bill ratio was well below unity for the fourth quarter.

Let me report on our two segments: amplification and transmission and WDM, switching and thin film. Please note that our organization structure is being changed as we complete our Global Realignment Program and this will in all likelihood change to conform to SEC rules.

Amplification and transmission (A&T) represented 42% of total sales and decreased 41% from the third quarter

WDM, switching and thin film products represented 58% of total sales and declined 28% from the second quarter. (Please note that this segment includes our non-telecommunications businesses)

Global Realignment Program

We have been vigorously implementing our Global Realignment Program and can give you a clear picture of the extent of changes we are making.

The total cost of this program is now estimated to be $900-950 million of which $500 million was incurred through the end of the fourth quarter and the majority of the remaining amounts are expected to be charged in the first quarter of fiscal 2002. The charges recorded in the fourth quarter include $264 million in restructuring charges, $220 million in charges to cost of goods sold, and $16 million in charges to operating expenses. Included in the total costs of the Global Realignment Program are charges for obsolete inventory write-downs and accelerated depreciation, moving and employee costs related to the phasing out of certain facilities and equipment.

The program is expected to reduce annual expenses by $700 million from the levels experienced at the commencement of the Global Realignment Program through reductions in manufacturing capacity, employment reductions, product rationalization, and decreased discretionary spending. We are in the process of vacating approximately two million square feet of space, or about 30% of total space before the downturn. We anticipate a total global employment reduction of 16,000, of which approximately 9,000 was completed by June 30. Most of the remaining reductions are expected to take place in the first half of fiscal 2002.

In addition to charges associated with the Global Realignment Program, we incurred charges of approximately $270 million for the write-down of excess inventory in the fourth quarter related to its lowered sales forecasts. All of the foregoing amounts are greater than estimates previously announced because of further reductions in sales forecasts.

Each of the above numbers is higher than our previously announced expectations. We have found additional opportunities to make JDS Uniphase more efficient and we have expanded the program in response to lowered sales forecasts. Will this be the end, in particular the end of our layoffs? We have endeavored to act decisively throughout the program, and to restructure our operations to maintain profitability at low sales levels to avoid having to do another round of cuts. We cannot be sure, of course, but we hope this is as far as we will have to go so that all of our people can devote their full efforts to building for the future.

Finally, it is important to know that the full impact of our Global Realignment Program will phase into our income statement over the next three quarters. The goal of the program is to create a cost structure that results in breakeven financial performance at $350 million in quarterly sales.

Gross margin

We incurred $220 million in charges against cost of goods sold under our Global Realignment Program and approximately $270 million in write-downs of excess inventory in the fourth quarter. Absent these charges, our fourth quarter pro forma gross margin would have been consistent with our guidance despite lower sales because of the speed and effectiveness of our cost cutting.

R& D (pro forma)

Excluding a small amount of charges under the Global Realignment Program, R&D expense was just under $85 million or 14.1% of sales for the quarter, a reflection of the sharply lower sales level.

SG&A (pro forma)

SG&A expenses, excluding Global Realignment Program charges were $135 million or 22.4% of sales for the quarter, again a reflection of lower sales.

Interest and other income was $11 million for the quarter.

For the fourth quarter shares were 1.32 billion on a primary basis and diluted shares were 1.34 billion.

Balance Sheet

I am pleased to report that our considerable financial strength improved even further in the fourth quarter.

We generated $65 million in cash from operations during the quarter and $354 million for the fiscal year.

Capital spending for the fourth quarter was $155 million as we completed several projects already underway. We invested $716 million in capital projects for the full year.

The Global Realignment Program consumed approximately $31 million in cash during the fourth quarter and this amount was included in cash generated during the quarter.

DSAR were 72 days for the quarter because of our lower sales level and slower payments by some large customers.

Inventory turns for the quarter are not meaningful because of the large inventory provisions taken.

During the quarter, we sold a considerable portion of the Nortel stock we received in the sale of our Zurich operations.

The result of the above is that we held $1.8 billion in cash and marketable securities at June 30 of which $1.6 billion was held as cash, money market and other highly liquid fixed income securities. This gives us the financial strength to invest in our business, weather the industry downturn and continue the make acquisitions to expand our technology base. Our debt was minimal.

Goodwill discussion

As we announced in April and reported in our 10-Q, the Company has evaluated the carrying value of certain long-lived assets and acquired equity investments, consisting primarily of goodwill and the our investment in ADVA. Pursuant to accounting rules, the majority of the goodwill was recorded based on stock prices at the time merger agreements were executed and announced. The Company’s policy is to assess enterprise level goodwill if the market capitalization of the Company is less than its net assets with goodwill being reduced to the extent net assets are greater than market capitalization.

Downturns in telecommunications equipment and financial markets have created unique circumstances with regard to the assessment of long-lived assets, and we sought the counsel of the Staff of the Securities and Exchange Commission on the interpretation of generally accepted accounting principles with regard to this matter. We have had communications with the Staff of the SEC, and we will amend our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 to reduce the carrying value of goodwill by $38.7 billion for that quarter. In addition, we recorded a $6.1 billion reduction for goodwill in the quarter ended June 30 following further declines in our market capitalization. Finally, approximately $300 million in certain amounts paid to SDL executives in connection with the acquisition which were previously recorded as acquisition costs in the quarter ended March 31, 2001 have been reclassified as a one-time charge for that period and we also recorded a $715 million charge for that period to write down the value of our equity investment in ADVA . Because of the significant industry downturn we are in the process of performing a review of our long-lived assets in accordance with GAAP, and this may result in further charges being recorded for the fourth quarter of fiscal 2001 based on the value of such assets.

The largest portion of the Company’s goodwill arose from the merger of JDS FITEL and Uniphase and the subsequent acquisition of SDL, E-TEK, and OCLI. The businesses associated with these business combinations remain significant operations within JDS Uniphase notwithstanding the current business downturn and change in market valuations.

This significant reduction in our goodwill and other assets no doubt will result in press reports or articles about a sizeable loss, so let me explain what it really means. This goodwill resulted from our acquiring good companies when valuations were high. But keep in mind that while we purchased highly valued shares, we were also in effect selling highly valued shares at the same time as none of the transactions resulting in large goodwill amounts were done for cash. Had these transactions been done at different times when valuations were lower with exactly the same share exchange ratios, the goodwill amounts would have been considerably smaller. Of course, these good companies likely would have become parts of other companies and we would not have had the opportunity to acquire them. So by avoiding goodwill we would have foregone many opportunities to strengthen JDS Uniphase. And when you assess these charges, please keep in mind that they were recorded at a time when our cash increased sharply, so these charges in no way impaired our financial health or strength.

We are reporting a pro forma loss of $477 million or $0.36 per share for the fourth quarter and net income of $67 million or $0.06 per share for the year ended June 30, 2001. These results reflect the costs of the Global Realignment Program and charges for the write-down of excess inventory and exclude the costs we have historically excluded, primarily those related to merger and acquisition charges.

GUIDANCE

On June 14, we projected that revenue for the first quarter of fiscal 2002 (September) would be $450 million. We provide guidance based on our forecasts. These forecasts have been declining during the severe industry downturn and guidance was revised accordingly. We do not yet see any positive signs of a reversal in the downward trend in the industry and now expect first quarter revenue to be below such earlier guidance and we are not currently providing guidance for the first quarter or for future periods.

Jozef....

JOZEF

Thank you Tony. In closing, let me say that I have been deeply involved in the technological progress of fiber optics for over twenty years and the pace of change has never slowed despite the ups and downs of the economy and financial markets. The innovations we are working on today will come to market and financial growth will return to the industry. I firmly believe that the future vitality of our industry hinges on customer design activity.

In the near term, we believe the aggressive implementation of our Global Realignment Program has positioned us to remain the price performance leader in the component industry and our ability to partner with customers is resulting in numerous design wins. Our customers want product breadth, development collaboration and a supplier that will be there to deliver product in the years to come as this market reverses course. We believe that the next-generation of optical systems will have more JDS Uniphase content than the last phase.

This is a very bittersweet time because while we are remaking JDS Uniphase to be stronger than ever, we are very sad that we cannot continue to employ everyone that has become a part of the JDS Uniphase family during our growth phase. I would like to thank all of our employees for their continued hard work during this difficult time. Your efforts are appreciated now more than ever.

We can now open the call to questions.